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                                                               EXHIBIT 23(D)(ii)

                          LORD ABBETT SERIES FUND, INC.

                                                      Dated as of March 17, 1999

                             Addendum to Management
                          Agreement between Lord Abbett
                    Series Fund, Inc. and Lord, Abbett & Co.
                    Dated December 1, 1989 (the "Agreement")
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          Lord, Abbett & Co. ("Lord Abbett") and Lord Abbett Series Fund, Inc.
(the "Fund") on behalf of the following three classes of the Fund (each a "Portfolio"), the International Portfolio, the Bond-Debenture Portfolio and the Mid-Cap Value Portfolio, do hereby agree that the annual management fee rate for each Portfolio with respect to paragraph 2 of the Agreement shall be as follows:
1.00% of the average daily net assets of the International Portfolio, .50% of the average daily net assets of the Bond-Debenture Portfolio and .75% of the average daily net assets of the Mid-Cap Value Portfolio.

          For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

                               LORD, ABBETT & CO.


                           BY:  /s/ PAUL A. HILSTAD
                                Partner


                          LORD ABBETT SERIES FUND, INC.
     (on behalf of the International Portfolio, the Bond-Debenture Portfolio
                        and the Mid-Cap Value Portfolio)


                           BY:  /s/ LAWRENCE H. KAPLAN
                                   Vice President
Dated: March 17, 1999